Exhibit 99.4

July 19, 2017

Opexa Therapeutics, Inc.

2635 Technology Forest Blvd.

The Woodlands, Texas 77381

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Opexa Therapeutics, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/information statement.

Sincerely,

/s/ Chris Schelling
Chris Schelling